Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEADOWBROOK INSURANCE GROUP, INC.,

a Michigan corporation

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1. The present name of the corporation is: Meadowbrook Insurance Group, Inc.

2. The identification number assigned by the Bureau is: 349-599

3. All former names of the corporation are: Star Holding Company

4. The date of filing the original Articles of Incorporation was: August 26, 1985

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the corporation is: Meadowbrook Insurance Group, Inc.

ARTICLE II

The purpose or purposes for which the corporation is formed are: To engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act.

ARTICLE III

The total authorized shares:

Common shares: 1,000

Preferred shares: none

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: the holder of each outstanding common share shall have one vote per share with respect to all matters submitted to a vote of shareholders.

ARTICLE IV

1. The address of the current registered office is:

26255 American Drive, Southfield, Michigan 48034

2. The mailing address of the current registered office if different than above:

N/A

3. The name of the current resident agent is:

Michael G. Costello

ARTICLE V

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3) of the Michigan Business Corporation Act.

ARTICLE VI

To the fullest extent permitted by law, no director of the corporation shall be liable to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director. No amendment or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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